Exhibit 10.1

EXHIBIT A

THIS IS AN IMPORTANT LEGAL DOCUMENT. PLEASE CONFER WITH A LAWYER OR OTHER TRUSTED ADVISOR BEFORE SIGNING THIS DOCUMENT.

April 9, 2025

VIA EMAIL DELIVERY

David Wang

Re: Separation Agreement and Release

Dear David:

This letter summarizes the terms of your separation from employment with Azenta, Inc. (the “Company”). The purpose of this Agreement is to establish an amicable arrangement for ending your employment relationship, to release the Company from all legally waivable claims and to permit you to receive the consideration stated herein.

By signing this Agreement, you will be giving up valuable legal rights. For this reason, it is very important that you carefully review and understand the Agreement before signing it. The deadline for accepting this Agreement is twenty-one (21) days from the date of receipt of this document, and should not be signed before April 9, 2025. If you do not sign and return this document between April 9, 2025 and the last day of the twenty-one (21) day period, this offer will expire. The Company encourages you to take advantage of this period of time by consulting with a lawyer, or other trusted advisor, before signing the document.

1.            Employment Status and Final Payments:

(a)         Termination Date: Your termination from employment with the Company will be effective as of April 9, 2025 (the “Termination Date”). As of the Termination Date, your salary will cease, and any entitlement you have or might have under a Company-provided benefit plan, program, contract or practice will terminate, except as set forth in this Agreement, the Consulting Services Agreement referred to in (e) below, or as required by federal or state law.

(b)         The Termination Date shall be the date of the “qualifying event” under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). If you are enrolled in the Company’s medical plans, you will be provided a benefits packet containing information on your COBRA rights and how to elect to convert to a direct pay plan under COBRA.

(c)         You hereby acknowledge (i) receipt of all compensation and benefits due through the Termination Date as a result of services performed for the Company with the receipt of a final paycheck except as provided in this Agreement; (ii) having reported to the Company any and all work-related injuries incurred during employment; (iii) the Company properly provided any leave of absence because of your or a family member’s health condition and you have not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; (iv) you have had the opportunity to provide the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of the Company or any other Company Releasees; (v) you will submit any expenses which you properly incurred before the Termination Date with the appropriate documentation within fifteen days of the Termination Date and Company shall process such reimbursement in accordance with its standard payroll practices.

(e)         Equity Vesting. If you execute the Consulting Services Agreement, your outstanding equity awards shall continue to vest during the term of the Consulting Services Agreement. Upon the expiration or termination of the Consulting Services Agreement, your equity award of 6,333 RSUs granted on August 9, 2024, will immediately vest. All other equity awards outstanding upon the expiration or termination of the Consulting Services Agreement shall be terminated and cancelled.

2.            Consideration: In exchange for, and in consideration of, your full execution of this Agreement, and subject to the Revocation Period set out in Section 11 below, the Company agrees as follows:

(a)    Consulting Agreement. To engage you as a consultant pursuant to the Consulting Services Agreement in the form attached hereto as Exhibit A. If you wish to provide such consulting services, you agree to execute the Consulting Services Agreement and return it to the Company.

(b)    Pro Rata Bonus. You will be eligible to receive a pro rata bonus payment under the Company’s Incentive Compensation Plan for the fiscal year ending September 30, 2025 (the “FY25 ICP”), based on the achievement by the Company of the financial metrics contained in the FY25 ICP as determined by the Board of Directors of the Company following the completion of the fiscal year ending September 30, 2025. Any pro rata bonus payment earned under this Section 2(b) shall be paid to you at the same time bonus payments are paid to other participants in the FY25 ICP in November 2025. For purposes of the calculation of your pro rata bonus payment, if any, any non-financial objectives contained in your FY25 ICP shall be deemed to be achieved at 100%.

(c)    COBRA Premiums: If you elect in a timely manner to continue medical and dental insurance coverage after the Termination Date in accordance with the provisions of COBRA, and you timely remit the employee portion of premiums for such coverage, then the Company will maintain such coverage and pay the Company-paid portion of the group health and dental coverage for a period of nine months (the “Benefits Period”). The Benefits Period runs concurrently with the COBRA period. Thereafter, you may continue receiving group health, dental and flexible spending account coverage at your own expense as provided by COBRA law for the remainder of the COBRA period. Eligibility to continue this coverage ends upon the termination of any period allowed by law. If you fail to make timely payment of your portion of the premiums it will result in termination of coverage. You agree to notify the Company promptly when you are covered by another plan. If you are a “highly compensated individual” (as defined in Section 105(h) of the Internal Revenue Code of 1986, as amended), the Company-paid portion of the group health and dental coverage, as determined by reference to the total COBRA premium, will be reported to the IRS as taxable income. Please note that if the Company, in its sole discretion, subsequently determines that all or some of its payment of the COBRA premiums are discriminatory under the Internal Revenue Code, any remaining COBRA payments shall instead be paid to you as additional severance pay over the same period that the subsidy would have been provided.

(d)    Payments: The payments set forth in this Agreement shall be subject to all applicable federal, state and/or local withholding and/or payroll taxes.

(e)    Section 409A Requirements: Notwithstanding anything to the contrary in this Agreement, the following provisions shall apply to any payments and benefits otherwise payable to or provided to you under this Agreement:

(i)

For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), (1) each “payment” (as defined by Section 409A) made under this Agreement shall be considered a “separate payment,” and (2) payments shall be deemed exempt from the definition of deferred compensation under Section 409A to the fullest extent possible under (a) the “short-term deferral” exemption of Treasury Regulation § 1.409A-1(b)(4), and (b) (with respect to amounts paid as separation pay no later than the second calendar year following the calendar year containing your “separation from service” (as defined for purposes of Section 409A)) the “two years/two-times” separation pay exemption of Treasury Regulation § 1.409A-1(b)(9)(iii), which are hereby incorporated by reference.

(ii)

If you are a “specified employee” as defined in Section 409A (and as applied according to procedures of the Company) as of your separation from service, to the extent any payment under this Agreement constitutes deferred compensation (after taking into account any applicable exemptions from Section 409A), and to the extent required by Section 409A, no payments due under this Agreement may be made until the earlier of: (1) the first day of the seventh month following your separation from service, or (2) your date of death; provided, however, that any payments delayed during this six-month period shall be paid in the aggregate in a lump sum, without interest, on the first day of the seventh month following your separation from service.

(iii)

If this Agreement fails to meet the requirements of Section 409A, the Company shall not have any liability for any tax, penalty or interest imposed on you by Section 409A, and you shall have no recourse against the Company for payment of any such tax, penalty or interest imposed by Section 409A.

3.            Release: This section of the Agreement is a release of legal claims. Please carefully review this section with your attorney, or other trusted advisor, and do not sign this document unless you understand what this section says.

(a)         In exchange for the consideration described in Section 2, which are in addition to anything of value to which you are entitled to receive, you and your representatives, agents, estate, heirs, successors and assigns, absolutely and unconditionally release, discharge, indemnify and hold harmless the “Company Releasees” from any and all legally waivable claims that you have against the Company Releasees. Other than as permitted in Section 3(e) and (f) below, this means that by signing this Agreement, you are agreeing to forever waive, release and discharge the Company Releasees from any type of claim arising from conduct that occurred any time in the past and up to and through the date you sign this document. Company Releasees is defined to include the Company and/or any of its parents, subsidiaries or affiliates, predecessors, successors or assigns, and its and their respective current and/or former directors, shareholders/stockholders, officers, employees, attorneys and/or agents, all both individually and in their official capacities.

(b)         This release includes, but is not limited to, any waivable claims you have against the Company Releasees based on conduct that occurred any time in the past and up to and through the date you sign this Agreement that arises from any federal, state or local law, regulation, code or constitution dealing with either employment, employment benefits or employment discrimination. By way of example, this release includes the release of claims against the Company Releasees under the laws or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sex harassment, sexual orientation, gender identity, national origin, ancestry, genetic carrier status, handicap or disability, veteran status, any military service or application for military service, or any other category protected under federal, state or local law. This release also includes any claim you may have against the Company Releasees for breach of contract, whether oral or written, express or implied; any tort claims(such as claims for wrongful discharge, tortious interference with advantageous relations, misrepresentation and defamation); any claims for equity or employee benefits of any other kind; or any other legally waivable statutory and/or common law claims.

(c)         For avoidance of doubt, by signing this Agreement you are agreeing not to bring any waivable claims against the Company Releasees (other than as permitted in Section 3(e) and (f) below) under the following nonexclusive list of discrimination and employment statutes: Title VII of the Civil Rights Act of 1964 (Title VII”), the Age Discrimination in Employment Act (“ADEA”), the Americans With Disabilities Act (“ADA”), the ADA Amendments Act, the Equal Pay Act (“EPA”), the Lilly Ledbetter Fair Pay Act, the Family and Medical Leave Act (“FMLA”), the Worker Adjustment and Retraining Notification Act (“WARN”), the Genetic Information Non-Discrimination Act (“GINA”), the Employee Retirement Income Security Act (“ERISA”), the Massachusetts Fair Employment Practices Law (M.G.L. ch. 151B), the Massachusetts Equal Rights Act, the Massachusetts Equal Pay Act, The Massachusetts Earned Sick Leave law, the Massachusetts Pregnant Workers Fairness Act, the Massachusetts Privacy Statute, the Massachusetts Civil Rights Act, the Massachusetts Domestic Violence Leave Act, the Massachusetts Consumer Protection Act, the Massachusetts Labor and Industries Act, the anti-retaliation provisions of the Massachusetts Paid Family and Medical Leave Act, M.G.L. c. 175M, s. 9, and the Massachusetts Independent Contractor Statute, all as amended, as well as any other federal, state and local statutes, regulations, codes or ordinances that apply to you.

(d)         You release the Company Releasees from any and all wage and hour related claims to the maximum extent permitted by state law. This release of legal claims includes the Massachusetts Payment of Wages Act (M.G.L. ch. 149 §§148 and 150), the Massachusetts Overtime regulations (M.G.L. ch.151 §§ 1A and 1B), the Meal Break regulations (M.G.L. ch.149 §§ 100 and 101), and the Earned Sick Time Law (M.G.L. ch. 149, § 148C), and any other state wage and hour related claims arising out of or in any way connected with your employment with the Company, including any claims for unpaid or delayed payment of wages, overtime, bonuses, commissions, incentive payments or severance, missed or interrupted meal periods, as well as interest, attorneys’ fees, costs, expenses, liquidated damages, treble damages or damages of any kind relating to a wage and hour claim, to the maximum extent permitted by law.

(e)         Nothing in this Section 3 or elsewhere in this Agreement (including but not limited to the accord & satisfaction, confidentiality, non-disparagement, and return of property provisions) (i) prevents you from filing a claim under the workers compensation, paid family and medical leave, or unemployment compensation statutes; (ii) limits or affects your right to challenge the validity of this Agreement under the ADEA or the Older Worker Benefits Protection Act; (iii) prevents you from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, the National Labor Relations Board, the Securities and Exchange Commission, or any other federal, state or local agency charged with the enforcement of any laws, including providing documents or other information to such agencies; (iv) limits or affects your right to disclose or discuss sexual harassment or sexual assault disputes; (v) prevents you from exercising your rights under Section 7 of the NLRA to engage in protected, concerted activity with other employees; although, by signing this Agreement you are waiving your right to recover any individual relief (including any backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by you or on your behalf by any third party, except for any right you may have to receive an award from a government agency; or (vi) limits or affects your rights with respect to indemnification and related expense advancement or rights under any director or officer insurance policy; or (vii) limits or affects your rights with respect to equity incentive award.

(f)          For avoidance of doubt, and to ensure clarity, while you acknowledge not having raised a claim of sexual harassment or abuse with the Company, or asserted such a claim outside the Company, nothing in this Agreement waives your right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company, or on the part of the agents or employees of the Company, whether because you are cooperating in an investigation or other legal proceeding on your own initiative or whether you have been required or requested to attend such an investigation or proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.

4.            Accord and Satisfaction: The amounts described in Sections 1 and 2 shall be complete and unconditional payment, accord and/or satisfaction with respect to all obligations and liabilities of the Company Releasees to you, including, without limitation, all claims for back wages, salary, vacation pay, draws, incentive pay, bonuses, stock and stock options, commissions, severance pay, reimbursement of expenses, any and all other forms of compensation or benefits, attorney's fees, or other costs or sums.

5.            Waiver of Rights and Claims Under the Age Discrimination in Employment Act of 1967:

Since you are 40 years of age or older, you are being informed that you have or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 (“ADEA”) and you agree that:

(a)         in consideration for the amounts described in Section 2 of this Agreement, which you are not otherwise entitled to receive, you specifically and voluntarily waive such rights and/or claims under the ADEA you might have against the Company Releasees to the extent such rights and/or claims arose on or prior to the date this Agreement was executed;

(b)         you understand that rights or claims under the ADEA which may arise after the date this Agreement is executed are not waived by you;

(c)         you have carefully read and fully understand all of the provisions of this Agreement, and you knowingly and voluntarily agree to all of the terms set forth in this Agreement; and

(d)         in entering into this Agreement you are not relying on any representation, promise or inducement made by the Company Releasees or their attorneys with the exception of those promises described in this document.

6.            Period for Review and Consideration of Agreement:

(a)    You acknowledge that you have twenty-one (21) days to review this Agreement and consider its terms before signing it.

(b)    The 21-day review period will not be affected or extended by any revisions, whether material or immaterial, that might be made to this Agreement.

7.            Company Files, Documents and Other Property: Other than as permitted in Section 3(e) and 3(f), you represent that you have returned to the Company all Company property and materials, including but not limited to, (if applicable) personal computers, laptops, fax machines, scanners, copiers, cellular phones, Company credit cards and telephone charge cards, Company keys and passes, intangible information stored on hard drives or thumb drives, software passwords or codes, security passwords or codes, tangible copies of trade secrets and confidential information, names and addresses of Company customers, and any and all other information or property previously or currently held or used by you that is or was related to your employment with the Company (“Company Property”). You agree that in the event that you discover any other Company Property in your possession after the Termination Date of this Agreement you will immediately return such materials to the Company. This provision shall not apply to Company property and materials reasonably necessary to carry out your duties under the Consulting Agreement including, but not limited to, your Company computer, and access to such applications necessary to carry out your duties under the Consulting Agreement, including but not limited to MS Outlook and Teams. Any such items retained to carry out your duties under the Consulting Agreement shall be returned upon the expiration or termination of the Consulting Agreement.

8.            Future Conduct: The Employee Non-Solicitation and Proprietary Information Agreement: By signing this Agreement you are acknowledging your post-employment obligations as set out in the Employee Non-Solicitation and Proprietary Information Agreement dated November 7, 2022, which you signed as a condition of being hired, and you are agreeing to comply, and representing you will comply, with those obligations.

10.            Representations and Governing Law:

(a)         This Agreement sets forth the complete and sole agreement between the parties and supersedes any and all other agreements or understandings, whether oral or written, between you and the Company, except for the Employee Non-Solicitation and Proprietary Information Agreement dated November 7, 2022, which shall remain in full force and effect in accordance with its terms. This Agreement may not be changed, amended, modified, altered or rescinded except upon the express written consent of both the Company and you.

(b)         If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part. To this extent, the provisions and parts thereof of this Agreement are declared to be severable. Any waiver of any provision of this Agreement shall not constitute a waiver of any other provision of this Agreement unless expressly so indicated otherwise in writing by the waiving party. The language of all parts of this Agreement shall in all cases be construed according to its fair meaning and not strictly for or against either of the parties.

(c)         This Agreement and any claims arising out of this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and shall in all respects be interpreted, enforced and governed under the internal and domestic laws of Massachusetts, without giving effect to the principles of conflicts of laws of such state. Any claims or legal actions by one party against the other may be commenced and maintained in state or federal court located in Massachusetts, and you hereby submit to the jurisdiction and venue of any such court.

(d)         This Agreement does not constitute and shall not be construed as an admission by the Company that it has violated any law, interfered with any rights, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to you, and the Company expressly denies that it has engaged in any such conduct.

(e)         You may not assign any of your rights or delegate any of your duties under this Agreement. The rights and obligations of the Company shall inure to the benefit of the Company’s successors and assigns.

(f)         This Agreement may be signed by the Parties in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same instrument. Each counterpart may be delivered by facsimile transmission or e-mail (as a .pdf, .tif or similar un-editable attachment), which transmission shall be deemed delivery of an originally executed counterpart hereof. The Parties also agree that an electronic signature shall have the same effect as the use of a signature affixed by hand.

11.            Effective Date: If this letter correctly states the agreement and understanding we have reached, please indicate your acceptance by countersigning the enclosed copy and returning it to me on or after April 9, 2025, but prior to the deadline for accepting this Agreement. You may revoke this Agreement for a period of seven (7) days after signing it. In order to revoke the Agreement, you must submit a written notice of revocation to Olga Pirogova located at 200 Summit Dr., Burlington, MA 01803 and Olga.Pirogova@azenta.com. This written notice may be sent by mail, overnight mail, email or hand-delivery but must be received no later than 11:59 pm on the seventh day after your signature. The Agreement will not become effective or enforceable, and no payments will be made, until the expiration of the revocation period without you exercising your right of revocation (“Effective Date”).

Very truly yours,
Azenta, Inc.

By:	/s/Olga Pirogova
Olga Pirogova
SVP and Chief Human Resources Officer

I REPRESENT THAT I HAVE READ THE FOREGOING AGREEMENT, THAT I FULLY UNDERSTAND THE TERMS AND CONDITIONS OF SUCH AGREEMENT AND THAT I AM KNOWINGLY AND VOLUNTARILY EXECUTING THE SAME. IN ENTERING INTO THIS AGREEMENT, I DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE COMPANY OR ITS REPRESENTATIVES WITH THE EXCEPTION OF THE CONSIDERATION DESCRIBED IN THIS DOCUMENT.

Accepted and Agreed to:

/s/David Wang
David Wang

Date:	April 9, 2025

IF YOU DO NOT WISH TO USE THE ENTIRE 21-DAY PERIOD,

PLEASE CAREFULLY REVIEW AND SIGN THIS DOCUMENT

I, David Wang, acknowledge that I was informed and understand that I have 21 days within which to consider the attached Severance Agreement and Release, have been advised of my right to consult with an attorney regarding such Agreement and have considered carefully every provision of the Agreement, and that after having engaged in those actions, I prefer to and have requested that I enter into the Agreement prior to the expiration of the 21 day period.

Dated:	April 9, 2025	/s/David Wang
David Wang

EXHIBIT A

CONSULTING SERVICES AGREEMENT

Consultant:	David Wang

Address:

Email:

Phone:

Azenta, Inc., (“Azenta”), having offices at 200 Summit Drive, 6th Floor, Burlington, MA 01803 U.S.A., and the above-named party (“Consultant”) agree that the following terms and conditions shall solely and exclusively govern any and all Services to be provided by Consultant to Azenta. This Agreement is effective as of the later of April 10, 2025, or Consultant’s signature below (the “Effective Date”).

1.	SERVICES

All services to be performed by Consultant under this Agreement, from time to time, (collectively, the “Services”) shall be as set forth on Schedule A attached hereto, which shall describe the work to be performed and related period of performance, rates, and any milestones. The parties intended that the Services to be provided under this Agreement will be at a level that is less than 20% of the services provided by Consultant as an employee of Azenta. The Services may be performed remotely from the Consultant’s premises.

2.	TERM

This Agreement will remain in force from the Effective Date until December 9, 2025 (the “Initial Term”), unless otherwise mutually agreed in writing by the parties prior to the expiration of the Initial Term, and subject to Section 3 below. The period of performance for the Services is set forth on Schedule A.

3.	TERMINATION

The parties hereby acknowledge and expressly agree that this Agreement may be terminated only in the following circumstances:

a)	Automatically upon expiry of the Initial Term, upon payment of any and all unpaid fees and expenses owing to the Consultant on the date of termination of this Agreement;

b)

During the Initial Term, by Azenta, immediately upon written notice to Consultant, if (a) Consultant fails to sign and return the Severance Agreement and Release before the offer expires (the “Severance Agreement”), or (b) Consultant revokes the Severance Agreement within the Revocation Period.

c)

By Consultant, for any reason and at any time prior to the expiry of the Initial Term upon written notice provided by Consultant to Azenta, in which case Azenta shall pay Consultant any fees earned up through the date of such termination.

4.	PAYMENT AND EQUITY VESTING

A.

As consideration for the Services, payment to Consultant will be made as outlined in Schedule A. All rates and charges for Services are exclusive of any and all sales, use, service or like taxes, however designated, that may arise from this Agreement, exclusive of taxes based upon Consultant’s net income. All rates and charges for Services are also exclusive of any and all out-of-pocket expenses, which must be approved in advance and in writing by Azenta. Upon termination of this Agreement, Azenta will pay Consultant for all Services performed and approved expenses incurred or committed to through the date of the termination in accordance with Schedule A.

B.

Consultant’s outstanding equity awards shall continue to vest during the term of the Agreement. Upon the expiration or termination of this Agreement, Consultant’s equity award of 6,333 RSUs granted on August 9, 2024, will immediately vest. All other equity awards outstanding upon the expiration or termination of this Agreement shall be terminated and cancelled.

5.	INDEPENDENT CONTRACTOR

A.

Consultant is an independent contractor and not an employee, agent or representative of Azenta, and will therefore not be eligible for any of Azenta employee benefits. Specifically, but without limiting the generality of the prior sentence, Consultant is not covered under any of Azenta’s worker’s compensation, accident, liability, or other insurance policies.

B.

Consultant further understands and agrees that under no circumstances shall Azenta be responsible for any tax collection, payment and/or reporting obligations with respect to the Consultant. Consultant shall be solely responsible for fulfilling all of his own tax collection, payment and reporting obligations which may be incurred in connection with the compensation provided to, or the work performed by, the Consultant hereunder. Consultant hereby undertakes to take sole responsibility for any and all such taxes (withholding, unemployment, or otherwise) that he may incur in connection with the compensation provided to, or the work performed by, the Consultant hereunder.

C.

Nothing herein shall be deemed to create, expressly or impliedly, a partnership, joint venture, agency, employment or other association between the parties. Neither party has any right to enter into any contracts or commitments in the name of, or on behalf of, the other party, or to bind the other party in any respect whatsoever. Consultant shall not do any act which might result in any third party believing the Consultant has the power to contract or incur any commitment on behalf of Azenta, or that the Consultant is the agent, employee, joint venturer with or partner of Azenta.

D.

The Consultant and Company acknowledges that each of the Consultant’s previously issued equity incentive awards will continue to vest through the expiration of the Term and shall be exercisable in accordance with their terms as if Consultant remained employed through the expiration of the Term and Consultant is not eligible for any new equity grants under Azenta equity inventive plans.

6.	CONFIDENTIALITY

In order to perform the Services, either party may from time to time provide the other party certain information and data respecting its products or business. Both parties agree to protect that information and data (“Confidential Information”) from unauthorized disclosure, using at least the same degree of care and discretion that the party uses to protect its own similar information, but in no event less than a reasonable degree of care. Both parties agree not to use the Confidential Information of the other party except in connection with the discharge of its obligations under this Agreement. All Confidential Information and rights relating to the Confidential Information of a party are the sole property of that party. The party receiving such information (the “receiving party”) shall not be required to protect any Confidential Information which (i) is or becomes publicly available through no fault of the receiving party, (ii) is already in the receiving party’s possession, (iii) is independently developed by the receiving party outside the scope of this Agreement, (iv) is rightfully obtained from third parties which have no confidentiality obligations to the party which disclosed that information to the receiving party (the “disclosing party”); or (v) is disclosed pursuant to court order or as otherwise required by law, after giving the disclosing party prompt notice of the required disclosure and after assisting the disclosing party in its reasonable efforts to prevent or limit the disclosure. Consultant may retain copies of Consultant’s own employment records and agreements to which Consultant is a party in his personal capacity.

Neither party has, nor shall it in the future, disclose to the other party, or induce the other party to use, any trade secrets, confidential or proprietary information or material belonging to a third party without the permission of such third party. Consultant represents that its performance of all of the terms of this Agreement and its performance of its duties under this Agreement do not and shall not breach any agreement or obligation to keep in confidence proprietary information acquired by Consultant in confidence or in trust. Consultant has not entered into, and agrees that it shall not enter into, any agreement either written or oral in conflict with this or any other provision of this Agreement.

Upon termination of this Agreement, or of any transaction under this Agreement, for any reason, Consultant shall deliver to Azenta all physical documents or other materials relating to the Services (and delete all electronic copies), and Consultant shall not take any of the foregoing documents or materials or any reproduction of the documents or materials or anything containing any, or relating to any, Confidential Information of Azenta.

Notwithstanding the foregoing, either party to this Agreement has the right to disclose Confidential Information to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Either party also has the right to disclose Confidential Information in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure to the extent permitted by applicable law.

Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

7.	PROPRIETARY RIGHTS

[Intentionally Omitted]

8.	WARRANTY

A.

Consultant further warrants that the Services will be performed in a professional manner, will conform to generally accepted industry standards and practices, and will conform in all material respects to the requirements set forth in each Schedule under this Agreement.

B.

Consultant further represents and warrants to Azenta that he is free to enter into this Agreement and that his performance hereunder will not conflict with (i) any other agreement to which he may be a party and (ii) any applicable laws.

9.	LIMITATIONS OF LIABILITY

AZENTA’S AND CONSULTANT’S LIABILITY UNDER THIS AGREEMENT FOR DAMAGES, REGARDLESS OF THE FORM OF ACTION, SHALL NOT EXCEED THE GREATER OF THE TOTAL AMOUNT CONTEMPLATED BY THIS AGREEMENT AND THE TOTAL AMOUNT PAID UNDER THE APPLICABLE SCHEDULE(S) FOR SERVICES DURING THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE CAUSE OF ACTION.

EXCEPT FOR BREACHES OF SECTIONS 7 OR 8 HEREIN, BOTH PARTIES FURTHER AGREE THAT IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR OTHER INDIRECT DAMAGES OR FOR ANY LOST PROFITS OF THE OTHER PARTY.

NO ACTION, REGARDLESS OF FORM, ARISING OUT OF THE SERVICES UNDER THIS AGREEMENT, MAY BE BROUGHT BY EITHER PARTY MORE THAN ONE YEAR AFTER THE CAUSE OF ACTION HAS ACCRUED, EXCEPT THAT AN ACTION FOR NON-PAYMENT MAY BE BROUGHT WITHIN ONE YEAR OF THE DATE OF LAST PAYMENT.

10.	INDEMNIFICATION

[Intentionally Omitted]

11.	SUBCONTRACTING PROHIBITED

The performance of the Services to be rendered by Consultant under this Agreement may not be delegated or subcontracted by Consultant to others without prior written authorization from Azenta.

12.	TRADEMARKS

Consultant acknowledges that Azenta owns all trademarks, logotypes and other proprietary or other confidential information provided to Consultant by Azenta and understands that this Agreement does not grant ownership rights or rights to register any trademarks, logotypes or other proprietary or confidential information of Azenta. All advertisements and promotion material using such trademarks, logotypes or information shall be submitted to Azenta for written approval before use by Consultant.

13.	EXPORTS

Consultant agrees not to knowingly export, re-export or release any software, source code for the software, documentation or technical data furnished under this Agreement, or any part or any direct product thereof, directly or indirectly, to Iran, Iraq, Libya, Cuba, North Korea, Sudan and Syria, any other embargoed country, and any of those countries listed from time to time in Country Group D:1 or E:2 in the Export Administration Regulations, Parts 730-774 to Title 15 of the U.S. Code of Federal Regulations, without a license from the U.S. Department of Commerce and/or other appropriate governmental agencies, or other authorization under the Export Administration Regulations. For purposes of this Agreement, the term “direct product” is defined to mean the immediate product (including processes and services) produced directly by use of the technical data.

14.	PUBLICITY

Consultant will not issue any announcements or press releases mentioning Azenta by name without the prior written consent of Azenta.

On behalf of Consultant and anyone claiming through Consultant:

Signature

15.	GENERAL

A.

This Agreement, along with any Schedules, constitutes the entire Agreement between the parties with respect to the subject matter hereof, and supersedes in all respects all prior proposals, negotiations, conversations, discussions, and agreements between the parties concerning that subject matter. In the event of a conflict between the provisions of a Schedule and provisions of the rest of this Agreement, the latter will prevail. This Agreement may not be modified except by written authorization from representatives of both parties. Notwithstanding anything set forth herein to the contrary, nothing in this Agreement shall impact the enforceability of the Employee Non-Solicitation and Proprietary Information Agreement dated November 7, 2022, between the Consultant and Azenta, which shall remain in full force and effect.

B.

This Agreement, and all transactions under this Agreement, shall be construed and governed by the internal laws of the Commonwealth of Massachusetts without regard to its choice of law principles, and Consultant agrees to submit to the jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts. In all actions taken under this Agreement, Consultant will at all times comply with all provisions of all Federal and other applicable laws and regulations.

C.

Neither this Agreement, nor individual transactions under this Agreement, will be assigned by Consultant without the prior written consent of Azenta and any attempted assignment will be void. Azenta may assign or transfer this Agreement, or any of Azenta’s rights or obligations under this Agreement, without Consultant’s consent, to a buyer of the Azenta business.

D.

Consultant hereby agrees that each provision contained in this Agreement shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject so as to be at all unenforceable, those provision or provisions will be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the extent compatible with the then applicable law.

E.

Both parties agree that any breach of this Agreement could cause the other party irreparable damages and that in the event of such breach, the non-breaching party shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of the breaching party’s obligations hereunder.

F.

Any waiver by Azenta of a breach of any provision of this Agreement shall not operate or be construed as a waiver of a breach of any other provision of this Agreement or of any subsequent breach hereof.

G.

Consultant’s confidentiality obligations under Section 6 of this Agreement shall survive the expiration or termination of this Agreement, regardless of the manner of such expiration or termination. Those obligations will be binding upon Consultant’s heirs, executors and administrators and shall inure to the benefit of Azenta’s successors and assigns.

H.

Any notice or communication required or permitted under this Agreement must be in writing and shall be deemed received when personally delivered or one day after being sent via facsimile or three days after being sent via first-class mail, postage prepaid, return receipt requested, to a party at the address or number specified in this Agree mentor at any other address either party may from time to time designate to the other.

AGREED AND ACCEPTED:

CONSULTANT	AZENTA, INC.

Authorized Signature	Authorized Signature

Print Name	Print Name

Consultant
Title	Title

Date	Date

SCHEDULE A

Services

1.	SERVICES TO BE RENDERED

Provide transition support and strategic advice, including advice related to organic and inorganic growth opportunities, and perform such other tasks as reasonably requested by the CEO.

2.	CONSULTING SCHEDULE AND PAYMENT

Services to be provided remotely on an as needed basis. Consultant shall not be required to travel to perform the Services. The Consultant will make himself generally available during business hours.

Azenta shall owe the Consultant a total of $125,000 for eight months of Services (the “Initial Fee”). Azenta agrees to pay the Initial Fee in eight equal monthly installments. If the term of the Consulting Agreement is extended in accordance with Section 2 thereof, Azenta shall pay Consultant $15,625 per month for each month of such extension. Should the term of this Agreement be less than eight months for any reason, such amounts owed shall be pro-rated. Consultant shall not be required to submit an invoice in connection with the payment of the consulting fees.